EXHIBIT 5.1




INTERNAL REVENUE SERVICE                          DEPARTMENT OF THE TREASURY
DISTRICT DIRECTOR
G.P.O. BOX 1680
BROOKLYN, NY 11202
                                                  Employer Identification
Number
                                                     34-1531521
Date:  Jul 31 1995                                File Folder Number
                                                     063002764
TEREX CORPORATION                                 Person to Contact
c/o JOHN E. DONAHUE                                  JOHN LILJEHULT
700 NORTH WATER STREET #1500                      Contact Telephone Number
MILWAUKEE, WI  53202-4273                            (718) 488-2411
                                                  Plan Name:
                                                     TEREX CORPORATION AND
                                                     AFFILIATES 401K
                                                     RETIREMENT SAVINGS PLAN
                                                  Plan Number:  004

Dear Applicant:


We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b)(3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

The enclosed document explains the significance of this favorable determination letter, points out some features that may affect the qualified status of your employee retirement plan, and provides information on the resulting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

This determination letter is applicable for the amendment(s) adopted on December 30, 1994.

This plan has been mandatorily disaggregated, permissively aggregated, or restructured to satisfy the nondiscrimination requirements.

This plan satisfies the nondiscrimination in amount requirement of section 1.401(a)(4)-1(b)(2) of the regulations on the basis of a design-based safe harbor described in the regulations.

This letter is issued under Rev. Proc. 93-39 and considers the amendments required by the Tax Reform Act of 1986 except as otherwise specified in this letter.

The plan satisfies the nondiscriminatory current availability requirements of section 1.401(a)(4)-4(b) of the regulations with respect to those benefits, rights, and features that are currently available to all employees in the plan's coverage group. For this purpose, the plan's coverage group consists of those employees treated as currently benefiting for purposes of demonstrating that the plan satisfies the minimum coverage requirements of section 410(b) of the Code.

This letter may not be relied upon with respect to whether the plan satisfies the qualification requirements as amended by the Uruguay Round Agreements Act, Pub. L. 103-465.

We have sent a copy of this letter to your representative as indicated in the power of attorney.

If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.


                                        Sincerely yours,



                                        Herbert J. Huff
                                        District Director


Enclosures:
Publication 794